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                               ADMINISTRATION AGREEMENT



                                                            As of August 1, 1997

ALPS Mutual Funds Services, Inc.
370 Seventeenth Street
Suite 2700
Denver, Colorado 80202

Dear Sirs:

          Stonebridge Aggressive Growth Fund, Inc., a Delaware corporation (the "Fund"), herewith confirms its agreement with ALPS Mutual Funds Services, Inc. ("ALPS") as follows:

          The Fund desires to employ its capital by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in the Fund's Prospectus and Statement of Additional Information as from time to time in effect, copies of which have been or will be submitted to ALPS, and resolutions of the Fund's Board of Directors. The Fund desires to employ ALPS as its administrator for the Fund.

1.   SERVICES AS ADMINISTRATOR

          Subject to the direction and control of the Board of Directors of the Fund, ALPS will: (a) assist in maintaining office facilities (which may be in the offices of ALPS or a corporate affiliate but shall be in such location as the Fund and ALPS shall reasonably determine); (b) furnish clerical services and stationery and office supplies; (c) compile data for and prepare with respect to the Fund timely Notices to the Securities and Exchange Commission required pursuant to Rule 24f-2 under the Investment Company Act of 1940 (the "1940 Act") and Semi-Annual Reports on Form N-SAR; (d) coordinate execution and filing by the Fund of all federal and state tax returns and required tax filings other than those required to be made by the Fund's custodian; (e) prepare compliance filings pursuant to state "Blue Sky" securities laws with the advice of the Fund's counsel; (f) assist to the extent requested by the Fund with the Fund's preparation of Annual and Semi-Annual Reports to Fund shareholders and Registration Statements for the Fund (on Form N-1A or any replacement therefor);
(g) monitor the Fund's expense accruals and pay all expenses on proper authorization from the Fund; (h) monitor the Fund's status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended from time to time; (i) maintain the Fund's fidelity bond as required by the 1940 Act; (j) monitor compliance with the policies and limitations of the Fund as set forth in the Prospectus, Statement of Additional Information, Code of Regulations and Declaration of Fund; (k) generally assist in the Fund's operations; (l) perform Transfer Agency services as set out in the "Transfer Agency Agreement" and 800-line servicing; and (m) act as principal underwriter and distributor of the Fund's securities pursuant to a Distribution Agreement.


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          In compliance with the requirements of Rule 31a-3 under the 1940 Act,
ALPS hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund's request. ALPS further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

2.   FEES; DELEGATION; EXPENSES

          In consideration of services rendered pursuant to this Agreement, the Transfer Agency Agreement, and all other services described herein, the Fund will pay ALPS a fee, computed daily and payable monthly in arrears, at the annual rate of .10% of the average daily net assets of the Fund up to $250,000,000 and 0.075% of the average daily net assets of the Fund in excess of $250,000,000. At all times ALPS' fee will be no less than $5,000 per month in the first year, and $6,250 per month in years two and three. Net asset value shall be computed in accordance with the Fund's Prospectus and Statement of Additional Information and resolutions of the Fund's Board of Directors. The fee for any portion of a month shall be pro-rated according to the proportion which such portion bears to the full monthly period.

          This fee arrangement is based on the fact that: (a) any foreign holdings of the Fund are invested via American Depository Receipts ("ADRs") or other securities which trade on a U.S. exchange (should the Fund have investments in non-U.S. exchange traded securities the Fund will bear incremental pricing and custody costs associated with such international securities); (b) the Fund has a single class of shares (additional minimum fees would apply for each additional class); (c) shareholders receive quarterly statements; and (e) any NASD registration and insurance costs of any Stonebridge Capital Management employees who become licensed with ALPS pursuant to a separate arrangement shall be borne by Stonebridge Capital Management and not the Fund or ALPS.

          ALPS will from time to time employ or associate itself with such person or persons or organizations as ALPS may believe to be desirable in the performance of its duties. Such person or persons may be officers and employees who are employed by both ALPS and the Fund. The compensation of such person or persons or organizations shall be paid by ALPS and no obligation shall be incurred on behalf of the Fund in such respect.

          ALPS will bear all expenses in connection with the performance of its services under this Agreement and all related agreements, except as otherwise provided herein. ALPS will not bear any of the costs of Stonebridge Capital Management personnel. Other expenses incurred in the operation of the Fund shall be borne by the Fund, including costs of bookkeeping, pricing, and accounting services; transfer agency and custodial expenses; taxes; interest; Directors' fees; brokerage fees and commissions; state Blue Sky qualification fees; advisory fees; insurance premiums; fidelity bond premiums; Fund and advisory related legal expenses; costs of maintenance of corporate existence; printing and delivery of materials in connection with meetings of the Directors; and SEC registration fees.

3.   PROPRIETARY AND CONFIDENTIAL INFORMATION


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          ALPS agrees on behalf of itself and its officers, directors, employees and agents, to treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and its shareholders and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where ALPS may be exposed to civil, regulatory or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

4.   LIMITATION OF LIABILITY

          ALPS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

5.   TERM
          This Agreement shall become effective as of the date set forth above and, unless sooner terminated as provided herein, shall continue for a period of three years (the "Initial Term"). Thereafter, this Agreement shall continue automatically for successive annual periods ending December 31 of each year, PROVIDED such continuance is specifically approved at least annually by the Fund's Board of Directors. During the Initial Term, the performance of ALPS' obligations and duties as Administrator shall be specifically reviewed at least annually by the Fund's Board of Directors. During the Initial Term, this Agreement may be terminated, without penalty, solely by agreement of the parties or for cause (as defined below) on not less than ninety days written notice by the Fund's Board of Directors. After the Initial Term, this Agreement may be terminated with or without cause and without penalty, by the Fund's Board of Directors, or by ALPS, on not less than ninety days written notice.

     Termination for "cause" for the Initial Term shall mean:

     (i) willful misfeasance, bad faith, gross negligence, or reckless disregard on the part of ALPS with respect to its obligations and duties hereunder;

     (ii) Regulatory, administrative, or judicial proceedings against ALPS which result in a determination that it has violated any rule, regulation, order, or law and which, in the reasonable judgment of the Fund's Board of Directors, substantially impairs the performance of ALPS' obligations and duties hereunder;

     (iii) financial difficulties on the part of ALPS which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time in effect, or any applicable law other than said Title 11, of any jurisdiction relating to the


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liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; or

     (iv) failure by ALPS to keep in effect professional liability insurance naming ALPS as insured and providing coverage with respect to ALPS' activities on behalf of the Fund in the amount of at least $1,000,000.

6.   GOVERNING LAW

          This Agreement shall be governed by the laws of the State of Colorado to the extent federal law does not govern.

7.   OTHER PROVISIONS

          The Fund recognizes that from time to time directors, officers and employees of ALPS may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and funds may include ALPS as part of their name and that ALPS or its affiliates may enter into administration or other agreements with such other corporations and funds.



If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Accepted:                                         Very Truly Yours,

ALPS MUTUAL FUNDS SERVICES, INC.                  STONEBRIDGE AGGRESSIVE
                                                  GROWTH FUND, INC.


By: /s/ Edmund J. Burke                           By: /s/ John G. Ayer
Name: Edmund J. Burke                             Name:  John G. Ayer
Title: Senior Vice President                      Title: President


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